Assured Guaranty Reaches RMBS Settlement with UBS

Loss Sharing Agreement Supplements $358 Million Cash Payment to Bond Insurer

HAMILTON, Bermuda – May 6, 2013 – Assured Guaranty Ltd. (NYSE:AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today that it has reached a settlement with UBS resolving Assured Guaranty’s claims related to specified residential mortgage-backed securities (RMBS) transactions that were issued, underwritten or sponsored by UBS and insured by Assured Guaranty under financial guaranty insurance policies.

Under the settlement, Assured Guaranty will receive an initial cash payment of $358 million. Additionally, UBS will reimburse Assured Guaranty for a portion of all future losses on certain transactions under a collateralized loss-sharing reinsurance agreement to be put in place by the third quarter of 2013. This settlement resolves all RMBS claims that the Company has asserted against UBS, including those that have been in litigation.

“We are pleased to have reached a settlement with UBS that further reduces our exposure to RMBS losses,” said Dominic Frederico, President and Chief Executive Officer. “UBS represents the third financial institution with which we have reached a major settlement since 2011. This settlement further strengthens our balance sheet by providing a substantial cash payment and certainty related to the loss-sharing arrangement on future claims. We have now reached favorable settlements or been awarded compensation in court with respect to approximately 55% of the par outstanding of Assured Guaranty’s troubled legacy RMBS.”

The financial impact of the settlement and other related information will be described in Assured Guaranty’s first quarter earnings press release, which is scheduled to be released on May 9, 2013.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made herein reflect the current views of Assured Guaranty with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, the failure of UBS to make payments or establish the reinsurance arrangements in accordance with the terms of the agreement and other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of May 6, 2013. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Assured Guaranty Ltd. is a publicly traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty and its subsidiaries can be found at assuredguaranty.com.

Contacts:
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com

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